Exhibit 3.1.88

ARTICLES OF INCORPORATION

OF

OUTBACK & CARRABBA’S OF NEW MEXICO, INC.

The undersigned, desiring to form a corporation for profit, under the Business Corporation Act of New Mexico, do hereby certify:

1. Name. The name of the Corporation is Outback & Carrabba’s of New Mexico, Inc.

2. Duration. The Corporation shall have perpetual existence.

3. Purposes. The purposes for which the Corporation is formed and the nature of the business to be conducted by it are operation of a restaurant, including but not limited to purchase, own, hold, develop, sell, lease, mortgage and otherwise deal in real estate, building, construction and improvements, and any interests therein and rights thereto; and, without limitation, also to engage in any lawful activity and business for which corporations may be incorporated under the Business Corporation Act of New Mexico.

4. Capital Stock. The Corporation shall have authority to issue a total of one thousand (1,000) shares of common stock having $0.01 par value per share. No preferred shares are authorized to be issued.

5. Bylaws. The initial Bylaws of the Corporation shall be adopted by its Board of Directors, and after adoption of the initial Bylaws, the power to alter, amend or repeal said Bylaws and to adopt new Bylaws shall be vested in the shareholders.

6. Directors. The initial Board of Directors of the Corporation shall be composed of four persons, to hold office until the first annual meeting of the shareholders and until their successors are duly elected, qualified and shall have assumed office. The names and addresses of the initial Directors are as follows:

Name	Address
Chris Sullivan	550 North Reo Street, Suite 200
Tampa, FL 33609-1050

Robert Basham	550 North Reo Street, Suite 200
Tampa, FL 33609-1050

Robert Merritt	550 North Reo Street, Suite 200
Tampa, FL 33609-1050

Carl Sahlston	550 North Reo Street, Suite 200
Tampa, FL 33609-1050

The number of Directors of the Corporation may be decreased or increased as provided in the Bylaws of the Corporation, provided, however, that the number of Directors shall not be less than one (1).

7. Management. The business of the corporation will be managed by the shareholders and directors of the Corporation.

8. Amendment. The Corporation reserves the right to amend its Articles of Incorporation.

9. Incorporators. The Incorporator of the Corporation is:

Linda L. Aikin, Esq., 417 East Palace Avenue, Santa Fe, New Mexico 87501

10. Registered Agent. The address of the initial registered office will be 417 East Palace Avenue, Santa Fe, New Mexico 87501, and the registered agent is Linda L. Aikin, Esq., 417 East Palace Avenue, Santa Fe, New Mexico 87501.

In witness whereof, the undersigned Incorporator has executed these Articles of Incorporation this 27th day of June, 1996.

/s/ Linda L. Aikin
Linda L. Aikin

Articles of Incorporation of

Outback & Carrabba’s of New Mexico, Inc.